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                                                                    EXHIBIT 99.1


                                 [WESTPORT LOGO]

                         WESTPORT RESOURCES CORPORATION
                           410-17TH STREET, SUITE 2300
                             DENVER, COLORADO 80202




                     WESTPORT RESOURCES REDEEMS 10.5% SENIOR

                               SUBORDINATED NOTES

Denver, Colorado - September 21, 2001 - Westport Resources Corporation ("Westport") (NYSE: WRC) today announced that it has redeemed its 10.5% Senior Subordinated Notes due 2006 (the "Notes") on Thursday, September 20, 2001. The Notes were originally issued by Coda Energy, Inc. and assumed by Westport through its merger with Belco Oil & Gas, Inc. last August. The Notes were redeemed for $1,052.50 each for a total amount of $114.7 million plus accrued interest of $5.3 million. Westport used funds from its revolving credit facility to fund the redemption.

Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Gulf of Mexico, the Rocky Mountains, Permian Basin/Mid-Continent and the Gulf Coast.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.


FORWARD - LOOKING STATEMENTS

This material includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements other that are not statements of fact. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the cautionary statements contained in this material and risks and uncertainties inherent in the Company's business set forth in the filings of the Company with the Securities and Exchange Commission. These risks include, among others, oil and gas price volatility, availability of services and supplies, operating hazards and mechanical failures, uncertainties in the estimates of proved reserves and in projections of future rates of production and timing of development expenditures, general economic conditions, and the actions or inactions of third-party operators. The Company does not undertake any obligation to update any forward-looking statements contained in this material.